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                SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.




                             FORM 8-K

                          CURRENT REPORT




              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported)
                         January 16, 1996




                       ENSERCH Corporation
      (Exact name of Registrant as specified in its charter)




          Texas               1-3183               75-0399066
    (State or other         (Commission        (I.R.S. Employer
    of incorporation)       File Number)      Identification No.)




ENSERCH Center, 300 S. St. Paul, Dallas, Texas            75201
 (Address of principal executive offices)              (Zip Code)




Registrant's telephone number, including Area Code:  214-651-8700



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ITEM 5.   Other Events

     A. Set forth below in its entirety is a news release issued by ENSERCH Corporation on January 16, 1996:

     ENSERCH ANNOUNCES FOURTH QUARTER INDICATIONS;
     PROGRESS ON DEEP-WATER PROJECTS

          DALLAS, TEXAS (January 16, 1996)--At an industry conference today in Houston, David W. Biegler, chairman, president and chief executive officer of ENSERCH Corporation, commented that fourth-quarter 1995 results to be released in mid-February are likely to be below the current consensus of analysts' expectations.

          The reduced income primarily reflects additional interest costs, delays in production at Enserch
     Exploration, Inc.'s (EEX) deep-water Gulf of Mexico project Garden Banks 388 and recognition of losses on 1996 natural-gas hedging activities. The additional interest costs are associated with the remaining debt incurred upon the acquisition of DALEN Corporation earlier this year.

          Separately, Biegler announced the results of a third productive well at Green Canyon 254, the Allegheny Project. The OCS-G 7049 No.5 confirmation well, drilled in 3,300 feet of water to a total depth of 15,066 feet, encountered 180 feet of pay. A limited well test from the lowest 30 feet of sand flowed at a rate of 3,000 barrels of oil equivalent per day on a 20/64-inch choke with 3,300 pounds of tubing pressure and verified the extent of the oil column.

          "EEX drilled the #5 structurally up-dip from the earlier discoveries to verify our expectations on the size of this field. This latest well further supports the estimated gross reserves of 111 million equivalent barrels DeGolyer and MacNaughton has attributed to this project," said Biegler.

          Additionally, at Garden Banks Block 387, the SB-2 well has reached total depth and encountered over 160 feet of pay in two zones. This well, along with discovery well SB-1, is being completed and will be tied back to the floating production system on Block 388, three miles away.

          Further, the A-1 well at Garden Banks 388, the Cooper Project, the first well drilled from the floating production system, is drilling ahead below 5,800 feet. The planned total depth of the well is 11,448 feet.

          Current gross production from the initial two wells on Garden Banks Block 388 is now averaging 4,000 barrels of oil equivalent per day. Development wells will be completed and brought on production throughout 1996. First production from the Block 387 wells is expected in May, some two months later than originally predicted due to sidetracking the SB-2 well.

          ENSERCH Corporation is an integrated natural-gas company.

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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              ENSERCH Corporation



Date: January 16, 1996        By:      /s/ A. E. Gallatin
                                          A. E. Gallatin
                                   Vice President and Treasurer